UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934

                             Fidelity Holdings, Inc.
              ----------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   31617J-10-8
              ----------------------------------------------------
                                 (CUSIP Number)

CUSIP No. 31617J-10-8
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Doron Cohen

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2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
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3     SEC Use Only

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4     Citizenship or Place of Organization

      Israel
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                  5     Sole Voting Power
  Number of
   Shares               1,750,000
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        2,500,000
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        --------------------------------------------------------

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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      2,500,000
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

10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


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11    Percent of Class Represented By Amount in Row (9)

      34.5%
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12    Type of Reporting Person

      IN
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                    SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). NAME OF ISSUER:

      Fidelity Holdings, Inc.

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      80-02 Kew Gardens Road, Kew Gardens, NY 11415

Item 2(a). NAME OF PERSON FILING:

      Doron Cohen

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

      80-02 Kew Gardens Road, Kew Gardens, NY 11415

Item 2(c). CITIZENSHIP:

      Israel

Item 2(d). TITLE OF CLASS OF SECURITIES:

      Common Stock

Item 2(e): CUSIP NUMBER:

      31617J-10-8

Item 3: REPORTING PERSON:

      IN

Item 4. OWNERSHIP:

      See responses to Items 5-11 on page 2 above.

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

      Not Applicable

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

      Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

      Not Applicable

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

      Not Applicable

Item 9. NOTICE OF DISSOLUTION OF GROUP:

      Not Applicable

Item 10. CERTIFICATION:

      Not Applicable

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 29, 1998


                                 /s/ Doron Cohen
                               -------------------------------------
                                 Doron Cohen